DAKOTA GOLD CORP.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of [                      ], between Dakota Gold Corp., a Delaware corporation (the "Company"), and [                  ] (the "Employee").

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the [                  ] of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee's employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the [                  ] of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee's position as [                  ] of the Company. The Employee's principal place of employment with the Company shall be the Company's offices in Lead, South Dakota, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee is permitted to work remotely on a schedule mutually agreed upon between Employee and the Company, provided the Employee is able to complete his or her duties under this Agreement. The Employee shall report directly to the Chief Executive Officer of the Company (the "CEO").

(b) During the Employment Term, the Employee shall devote all of the Employee's business time, energy, business judgment, knowledge and skill and the Employee's best efforts to the performance of the Employee's duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee's passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee's duties hereunder or create a potential business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for an indefinite period commencing as [of the date hereof] (the "Effective Date").. The period of time between the Effective Date and the termination of the Employee's employment hereunder shall be referred to herein as the "Employment Term."

3. BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than [                  ], payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee's base salary shall be subject to annual review by the Board (or a committee thereof) and may be adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute "Base Salary" for purposes of this Agreement.

4. BONUSES.

(a) ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company's annual bonus plan as may be in effect from time to time (the "Annual Bonus") based on a target bonus opportunity of at least [                  ] of the Employee's Base Salary (the "Target Bonus"), upon the attainment of one or more pre-established performance goals established by the Board or the Company's Compensation Committee (the "Committee") in its sole discretion.

(b) STOCK INCENTIVE PLAN. You will be eligible to participate in the Company's securities-based compensation plans, including its 2022 Stock Incentive Plan, and will receive long-term incentive compensation in such dollar amounts and subject to vesting and performance conditions as determined by the Committee in its sole discretion, which annual LTIP opportunity shall not be less than [$                    ].

5. SIGN-ON COMPENSATION.

(a) CASH SIGN-ON BONUS. The Company agrees to pay the Employee a one-time sign-on bonus in the amount of $[            ], less applicable taxes and withholdings, the first 50% payable on or about the Employee's first regularly scheduled paycheck following the commencement of employment. The second 50% payable on or about the Employee's first regularly scheduled paycheck following the six-month anniversary of employment. In the event that the Employee voluntarily resigns or is terminated for cause within six (6) months from the Employee's start date, the Employee agrees to repay the full amount of the sign-on bonus to the Company within thirty (30) days of the termination date. The Company reserves the right to withhold any unpaid portion of the sign-on bonus from the Employee's final paycheck to the extent permitted by applicable law. The Employee acknowledges and agrees to the terms of this repayment obligation. For purposes of this Section 5(a), Cause" shall mean: the continued failure by the Employee to substantially perform his or her duties with the Company after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his or her duties, and the Employee demonstrably fails to cure such failure within thirty (30) days after receipt of such demand; the engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including the Board's determination of conduct that constitutes a violation of any securities laws in the United States); the Employee's conviction for the commission of a felony; or action by the Employee toward the Company involving dishonesty.

(b) [EQUITY SIGN-ON BONUS. On the Employee's first date of employment, the Company shall grant from the 2022 Stock Incentive Plan the following sign-on equity grants: (i) 150,000 restricted stock units with a three-year vest, vesting equally in 2026, 2027 and 2028; and (ii) 300,000 options with a five-year term subject to a three year vest, vesting equally in 2026, 2027 and 2028 with an exercise price set in accordance with the Company's standard option practices.]

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Employee shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Employee's participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATIONS. During the Employment Term, the Employee shall be entitled to four weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company's policy on accrual and use applicable to employees as in effect from time to time, without carryforward of unused vacation time from any calendar year to any future calendar year. Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company and prior approval of one of the CEO.

(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company's expense reimbursement policy, for all reasonable out-of-pocket business and entertainment expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee's duties hereunder, including all travel expenses, parking, cell phone, laptop and home office, and entertainment expenses. In addition, the Employee shall receive a reasonable vehicle allowance per month.

7. At-Will Employment.  The nature of your employment at the Company is and will continue to be "at will," meaning that either the Company or you may terminate this Agreement and your employment at any time, with or without notice, with or without cause, and for any reason or for no reason, subject to the obligations upon termination as provided in the Severance Plan (as defined below).  Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Company by an authorized officer. We do ask, however, that you give thirty (30) days' notice if you decide to terminate your employment.  Upon any termination of your employment, except as otherwise provided for in this Agreement, no further payments by the Company to you will be due other than: (i) accrued but unpaid salary through the applicable date of your termination; (ii) any other accrued benefits to which you may be entitled pursuant to the terms of benefit plans in which you participate at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein; (iii) any then unpaid amounts for the reimbursement of business expenses submitted in accordance with the Company's policies and procedures; and (iv) in the event of a termination on account of your death or Disability (as defined in the Incentive Plan) only, a pro-rata Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days you were employed during such fiscal year (which amount shall be paid at such time annual bonuses are paid to other similarly situated senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred).

8. SEVERANCE.  The Company hereby acknowledges that you are eligible to participate in the Dakota Gold Executive Severance Plan (the "Severance Plan") in accordance with the terms and conditions as in effect from time to time.  In consideration for your opportunity to participate in the Severance Plan, you hereby acknowledge and agree that you are no longer eligible to participate in any other severance plans, programs policies or practices of the Company.

9. RETURN OF COMPANY PROPERTY. On the date of the Employee's termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

10. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee's employment with the Company (collectively, the "Claims"). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee's attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company's counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10.

11. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

12. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the email) shown in the books and records of the Company.

If to the Company:

Dakota Gold Corp.

106 Glendale Drive, Suite A

Lead, South Dakota 57754

Email: notices@dakotagoldcorp.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Employee's good faith performance of the Employee's duties and obligations with the Company. This obligation shall survive the termination of the Employee's employment with the Company.

18. LIABILITY INSURANCE. The Company shall cover the Employee under directors' and officers' liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

19. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of South Dakota (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of South Dakota or the United States District Court for the District of South Dakota and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee's employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of South Dakota, the court of the United States of America for the District of South Dakota, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such South Dakota State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee's employment by the Company or any affiliate of the Company, or the Employee's or the Company's performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee's or the Company's address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of South Dakota.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board or the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee's part to be performed hereunder in accordance with its terms, and

(b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee's duties and obligations hereunder.

22. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Employee, and (B) the date of the Employee's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in- kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DAKOTA GOLD CORP.

By:________________________________________

Name:_____________________________________

Title: Chief Executive Officer

EMPLOYEE

Name:_____________________________________